Exhibit 10.1

June 15, 2011

To:	ATP Oil and Gas Corporation
4600 Post Oak Place, Suite 100
Houston, Texas 77027
Attn: John Tschirhart
Tel: (713) 622-3311
Fax: (713) 622-5101

From:	Credit Suisse International
c/o Credit Suisse Securities USA LLC
Eleven Madison Avenue
New York, NY 10010-3629

Re:	Issuer Share Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Share Option Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation amends and restates the issuer share option transaction confirmation between the parties hereto dated June 15, 2011 (internal reference 375283) in its entirety. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “CS” means Credit Suisse International, “Counterparty” means ATP Oil and Gas Corporation and “Agent” means Credit Suisse Securities (USA) LLC, in its capacity as agent.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (together with the Annex thereto, the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The Transaction is a Share Option Transaction within the meaning set forth in the Equity Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency - Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if CS and Counterparty had executed the ISDA Form (without any Schedule thereto, except as provided herein) on the Trade Date, and this Confirmation shall be the only Confirmation under such Agreement. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation shall be deemed to supplement, form part of and be subject to the Agreement. The Agreement and this Confirmation will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

If there exists any ISDA Master Agreement between CS and Counterparty or any confirmation or other agreement between CS and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between CS and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which CS and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 15, 2011

Option Style:	European

Option Type:	Call

Seller:	CS

Buyer:	Counterparty

Shares:	The common stock, par value USD 0.001 per share, of Counterparty (Exchange symbol: ATPG) (sometimes referred to herein as the “Issuer”).

Components:	The Transaction shall consist of individual Components each with the terms and conditions as set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction shall be determined separately for each Component as if such Component were a separate Transaction.

Number of Options:	14,076,563 in the aggregate with respect to the Transaction, subject to the next sentence. For purposes of determining the payments and deliveries to be made upon settlement of any Component, the Number of Options for such Component shall be as set forth in Annex A hereto, subject to adjustments as provided herein

Strike Price:	USD 22.20.

Cap Price:	USD 27.50.

Exchange:	NASDAQ Global Select Market.

Related Exchange:	All Exchanges.

Premium:	USD 26,506,250.

Premium Payment Date:	June 20, 2011.

Procedure for Exercise:

Expiration Date:	For each Component, the Expiration Date shall be the date specified as such for such Component in Annex A (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that, notwithstanding anything to the contrary in the Equity Definitions, if such date is a Disrupted Day, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) postpone the Expiration Date for such Component to the first succeeding Scheduled Trading Day that is not a Disrupted Day and that is not or is not deemed to be already an Expiration Date in respect of any other Component, or (ii) determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall determine the Settlement Price in relation to the Valuation Date for such Expiration Date based on transactions or Rule 10b-18 eligible transactions, as applicable, occurring before such Market Disruption Event occurred or after such Market Disruption Event ceased, as applicable; provided that if the Expiration Date for any Component has not occurred pursuant to clause (i) above on or prior to the Final Disruption Date, then the Calculation Agent may, in its sole discretion, elect that the Final Disruption Date shall be the Expiration Date for such Component (irrespective of whether such day is an Expiration Date in respect of any other Component), in which case the Settlement Price in relation to the Valuation Date for such Component shall be the per Share value of the Shares on such Expiration Date as determined by the Calculation Agent. Such determinations will be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. For the avoidance of doubt, Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Events:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended by (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in the third, fourth and fifth lines thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that CS, in its discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by CS, and including without limitation Sections 9 or 10 of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), Rule 10b-18, Rule 10b-5 and Regulation 14E under the Exchange Act, and Regulation M), for CS to refrain from or decrease any market activity in connection with the Transaction. CS shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Final Disruption Date:	The eighth Scheduled Trading Day following the final scheduled Expiration Date set forth in Annex A.

Automatic Exercise:	Applicable (i) as if Cash Settlement applied to the Transaction under Section 3.4 of the Equity Definitions, if Counterparty elects Net Share Settlement hereunder, or (ii) as if Physical Settlement applied to the Transaction under Section 3.4 of the Equity Definitions, if Counterparty elects Physical Settlement hereunder; provided, that for purposes of Section 3.4 of the Equity Definitions, “ shall mean, in respect of any Component, that the Reference Price for such Component is greater than the Strike Price.

Valuation Terms:

Valuation Date:	For each Component, the Expiration Date for such Component.

VWAP Price:	For any Exchange Business Day, the dollar volume weighted average price per Share for such Exchange Business Day based on transactions executed during such Exchange Business Day, as reported on Bloomberg Page “ATPG<Equity>AQR” (or any successor thereto) or, in the event such price is not so reported on such Exchange Business Day for any reason or is, in the reasonable determination of the Calculation Agent, erroneous, as reasonably determined by the Calculation Agent.

10b-18 VWAP Price:	For any Exchange Business Day, the Rule 10b-18 dollar volume weighted average price per Share for such Exchange Business Day based on transactions executed during such Exchange Business Day, as reported on Bloomberg Page “ATPG<Equity>AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such Exchange Business Day for any reason or is, in the reasonable determination of the Calculation Agent, erroneous, as reasonably determined by the Calculation Agent.

Settlement Terms:

For each Component:

Settlement Method:	At the option of the Electing Party, (x) Net Share Settlement or (y) Physical Settlement.

Electing Party	Counterparty

Settlement Method Election Date:	The fifth Scheduled Trading Day preceding the first scheduled Expiration Date.

Net Share Settlement:	On the Settlement Date, CS shall deliver to Counterparty a whole number of Shares equal to the Number of Shares to be Delivered.

Physical Settlement:	Notwithstanding the provisions of Section 9.1(a) of the Equity Definitions, on the Settlement Date, Counterparty shall pay to CS the Strike Price multiplied by the number of Options exercised on the Exercise Date, and CS shall deliver to Counterparty the Number of Shares to be Delivered and will pay to Counterparty the Fractional Share Amount, if any.

Number of Shares to be Delivered:	If Net Share Settlement applies, a number of Shares equal to (x) the Option Cash Settlement Amount for the Exercise Date (determined as if Cash Settlement were applicable) divided by (y) the Settlement Price.

If Physical Settlement applies, then notwithstanding the provisions of Section 9.5(a) of the Equity Definitions,

(i) if the Settlement Price is greater than the Strike Price but less than or equal to the Cap Price, a number of Shares equal to the number of Options exercised on the Exercise Date;

(ii) if the Settlement Price is greater than the Cap Price, a number of Shares equal to (x) the number of Options exercised on the Exercise Date, minus (y) (A) the Settlement Price minus the Cap Price, divided by (B) the Settlement Price, multiplied by (C) the number of Options exercised on such Exercise Date; and

(iii) if the Settlement Price is less than or equal to the Strike Price, zero.

Settlement Price:	If Net Share Settlement applies, the VWAP Price for the Valuation Date; provided that if the 10b-18 VWAP Price for the Valuation Date is greater than the Cap Price, then the Settlement Price shall be such 10b-18 VWAP Price.

If Physical Settlement applies, the 10b-18 VWAP Price.

Strike Price Differential:	With respect to Net Share Settlement,

(i) if the Settlement Price is greater than the Strike Price but less than or equal to the Cap Price, the Settlement Price minus the Strike Price;

(ii) if the Settlement Price is greater than the Cap Price, the Cap Price minus the Strike Price; and

(iii) if the Settlement Price is less than or equal to the Strike Price, zero.

Settlement Date:	The date that follows the final Expiration Date by one Settlement Cycle.

Other applicable provisions:	In the case of Net Share Settlement, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Share Adjustments:

For each Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that notwithstanding anything to the contrary in the Equity Definitions, the Calculation Agent may make adjustments to one or more terms of the Transactions to account for changes in the price of the Shares or changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares as a result of any such corporate event.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Share for Share:	The definition of “Share-for-Share” set forth in 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Seller on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver	Applicable.

(c) Insolvency Filing:	Applicable.

(d) Hedging Disruption:	Applicable.

(e) Increased Cost of Hedging:	Applicable.

(f) Increased Cost of Stock Borrow:	Not Applicable.

(g) Loss of Stock Borrow:	Not Applicable.

Hedging Party:	CS for all applicable Additional Disruption Events.

Determining Party:	CS for all applicable Extraordinary Events.

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3.	Calculation Agent: CS.

4.	Account Details:

CS Payment Instructions:

The Bank of New York, NY

SWIFT: IRVTUS3N

Bank Routing: 021 000 018

Account Name: Credit Suisse International

Account No.: 890-0360-968

Counterparty Payment Instructions:

To be provided by Counterparty.

5.	Offices:

The Office of CS for the Transaction is:

Credit Suisse International

One Cabot Square

London E14 4QJ

England

The Office of Counterparty for the Transaction is:

Attn: John Tschirhart

Tel: (713) 622-3311

Fax: (713) 622-5101

6.	Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	ATP Oil and Gas Corporation
Attn: John Tschirhart
Tel: (713) 622-3311
Fax: (713) 622-5101

(b) Address for notices or communications to CS:

To:	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629
Telephone No:	(212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
Facsimile:	(212) 325 8173

7.	Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, CS as follows.

(i) On the Trade Date and the date on which Counterparty makes the Settlement Method election, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Counterparty is not entering into this Confirmation or any Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(iii) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v) On the Trade Date, each Expiration Date for any Component for which the Settlement Price exceeds the Cap Price and, if Physical Settlement applies, each Expiration Date, Counterparty shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) not to, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through CS.

(vi) Prior to the Trade Date, Counterparty shall deliver to CS a resolution of Counterparty’s board of directors authorizing the Transactions and such other certificate or certificates as CS shall reasonably request.

(vii) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and payment by Counterparty of an amount equal to the Premium to purchase Shares would not impair Counterparty’s ability to pay its debts as they become due in the usual course of business and would not cause Counterparty’s total assets to be less than its total liabilities.

(viii) On the Trade Date, each Expiration Date for any Component for which the Settlement Price exceeds the Cap Price and, if Physical Settlement applies, each Expiration Date, the Shares shall not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act.

(ix) Counterparty shall not, at any time during the period starting on the Trade Date and ending on the final Expiration Date communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases of Shares by CS (or its agent or affiliate) to any Relevant CSNY Personnel (as defined below). “Relevant CSNY Personnel” means any employee of CS or any affiliate, except employees that CS has notified Counterparty in writing are not “Relevant CSNY Personnel”.

(x) Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting any Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or the Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

(xi) During the period from the earliest Valuation Date to the latest Settlement Date, Counterparty shall (i) notify CS prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify CS following any such announcement that such announcement has been made, and (iii) promptly deliver to CS following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify CS of the earlier to occur of the completion of such transaction and the completion of the vote by target stockholders. Counterparty acknowledges that any such public announcement may cause CS to elect to treat one or more Scheduled Trading Days as Disrupted Days pursuant to paragraph 8(b) below. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in subclause (x) immediately above.

(xii) Neither Counterparty nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

(b) Each of CS and Counterparty represents to the other that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of CS and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to CS that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) The parties intend for the Transaction to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Confirmation to constitute a binding contract, instruction or plan satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(e) Counterparty agrees and acknowledges that CS is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code. Counterparty further agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that CS is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

8.	Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If CS shall owe Counterparty any amount pursuant to “Consequences of Merger Events and Tender Offers” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require CS to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to CS, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event (“Notice of Share Termination”); provided that if Counterparty does not elect to require CS to satisfy its Payment Obligation by the Share Termination Alternative, CS shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, CS shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event, as applicable:

Share Termination Alternative:	Applicable and means that CS shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events and Tender Offers” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of a Merger Event, a Tender Offer, an Insolvency or a Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, Tender Offer, Insolvency or Nationalization. If such Merger Event, Tender Offer, Insolvency or Nationalization involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable.

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” were applicable, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(b) Share Deliveries. Notwithstanding anything to the contrary herein, CS may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one times on or prior to the thirtieth day following the Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such thirtieth day following the Original Delivery Date is equal to the number thereof required to be delivered on such Original Delivery Date.

(c) Equity Rights; No Collateral by Counterparty. CS acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to any Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under any Transaction are not secured by any collateral that would otherwise secure such obligations under or pursuant to any other agreement.

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of CS, any Shares (the “Hedge Shares”) acquired by CS for the purpose of hedging its obligations pursuant to such Transaction cannot be sold in the public market by CS without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow CS to sell the Hedge Shares in a registered offering, make available to CS an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to CS substantially in the form of an underwriting agreement for a registered offering of common stock, (B) provide to CS, accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide to CS, disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to CS, (D) provide to CS, other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford to CS, a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if CS, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section shall apply at the election of Counterparty; (ii) in order to allow CS to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to CS, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to CS, due diligence rights for CS, opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to CS (in which case the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate CS for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from CS at the VWAP Price on such Exchange Business Days and in the amounts as specified by CS in good faith.

(e) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give CS a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 3.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the aggregate Number of Shares for all Components and the denominator of which is the number of Shares outstanding on such day.

(f) Transfer and Assignment. Counterparty shall not transfer or assign its rights or obligations hereunder and under the Agreement without the prior written consent of CS. CS may transfer or assign without Counterparty’s consent its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates or (ii) any third party, in the case of each of clause (i) and (ii), with a rating for its long term, unsecured and unsubordinated indebtedness of AA or better by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or Aa2 or better by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and CS. CS shall as soon as reasonably practicable notify Counterparty of any such transfer or assignment. If at any time at which (1) the Equity Percentage exceeds 8.5% (2) CS, CS Group (as defined below) or any person whose ownership position would be aggregated with that of CS or CS Group (CS, CS Group or any such person, a “CS Person”) under Subchapter M of Chapter 21 of the Texas Business Organizations Code (such subchapter, the “Texas Affiliated Shareholder Statute”) or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a CS Person under Applicable Laws (including, without limitation, “affiliated shareholder” status under the Texas Affiliated Shareholder Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (any such condition described in clause (1) or (2), an “Excess Ownership Position”), CS, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to CS such that an Excess Ownership Position no longer exists, CS may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Equity Ownership Position no longer exists following such partial termination. In the event that CS so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) CS were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that CS and any of its affiliates subject to aggregation with CS for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with CS (collectively, “CS Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by CS shall not be considered unreasonable if such transfer or assignment does not meet the following reasonable conditions that CS may impose:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(g) or any obligations under Section 2 (regarding Extraordinary Events) or 8(e) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of CS, will not expose CS to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to CS;

(D) CS will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that CS would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by CS to permit CS to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by CS in connection with such transfer or assignment.

If at any time the senior unsecured debt of CS is rated Baa1 or lower by Moody’s Investor Services, Inc. (“Moody’s”) or BBB+ or lower by Standard and Poor’s Rating Services (“S&P”) (a “Ratings Downgrade”), then on or before the date three Exchange Business Days following the occurrence of such Ratings Downgrade (the “Downgrade Deadline”), either (i) CS agrees to provide collateral to Counterparty on a mark-to-market basis to secure CS's obligations hereunder on terms commercially reasonably acceptable to Counterparty and CS or (ii) CS shall transfer and assign its obligations hereunder to a person with (or whose obligations hereunder are fully and unconditionally guaranteed by a person with) a credit rating of A2 or higher from Moody’s and A or higher from S&P (and Counterparty agrees that it will not object to any such transfer and assignment). In the case of clause (i), eligible collateral shall include cash, cash equivalents and equity securities of Counterparty, including without limitation Shares and any warrants issued by Counterparty, and any other collateral reasonably acceptable to Counterparty, and the Calculation Agent shall make all determinations of exposure and collateral value.

(g) Indemnification; Contribution. (i) Counterparty agrees to indemnify and hold harmless CS, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls CS or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Counterparty agrees that no indemnified party shall have any liability to Counterparty or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act (including without limitation, under Section 16 of the Exchange Act relating to or arising out of Counterparty’s failure to promptly provide CS with a Repurchase Notice in accordance with the provisions contained in this Confirmation) or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (i) arise out of or relate to (A) actions or failures to act by Counterparty or (B) actions or failures to act by an indemnified party with the consent, upon the direction of or with the knowledge of Counterparty or (ii) otherwise arise out of or relate to the Transaction or any related transactions, provided that this clause (ii) shall not apply to the extent, but only to the extent, that any losses, claims, damages, liabilities or expenses of an indemnified party have resulted primarily from the gross negligence or willful misconduct of such indemnified party. Counterparty agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action. This indemnity agreement will be in addition to any liability which Counterparty may otherwise have, and shall survive the completion of the Transaction contemplated by this Confirmation and shall inure to the benefit of any permitted assignee or designee of CS.

(ii) Contribution. If the indemnification provided for this Section 8(g) is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Counterparty on the one hand and of CS on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this Section 8(g)(ii) were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(iii) Legal Proceedings. Counterparty shall not, without the prior written consent of CS, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising from such proceeding.

(h) Right to Extend. If the Settlement Price for any Component exceeds the Cap Price or if Physical Settlement applies, CS may postpone the Expiration Date for such Component or any other date of valuation or delivery by CS, with respect to some or all of the relevant Options, if CS determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve CS’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the relevant market or markets or to enable CS to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if CS were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to CS.

(i) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of the sentence immediately preceding clause (ii) of clause (B) is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”; and

(ii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative”.

(j) Netting and Set-off. (i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, CS shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that CS or any affiliate of CS may have to or against Counterparty hereunder or under the Agreement against any right or obligation CS or any of its affiliates may have against or to Counterparty hereunder or under the Agreement, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at Counterparty’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii) Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(j)) or any other agreement between the parties to the contrary, CS may net and set off any rights of CS against or obligations of CS to Counterparty arising under the Transaction only against obligations of CS to or rights of CS against Counterparty arising under any other transaction or instrument if such transaction or instrument does not convey rights to CS senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

(k) Opinion. Counterparty shall deliver to CS an opinion of counsel, dated as of the initial Trade Date and reasonably acceptable to CS in form and substance, with respect to the due incorporation, existence and good standing of the Counterparty in Counterparty jurisdiction of incorporation, the due authorization, execution and delivery of the Confirmation, and the absence of conflict of the execution and delivery of the Confirmation with applicable law or regulation or any material agreement required filed as any exhibit to the Company’s Annual or Quarterly Reports under the Exchange Act and the Counterparty’s charter documents.

(l) The Agreement is further supplemented by the following provisions:

Termination Provisions:

1. The “Automatic Early Termination” provisions of Section 6(a) will not apply to CS or Counterparty.

2. “Termination Currency” means United States Dollars.

3. Netting. The provisions of Section 2(c) of the Agreement will not apply.

4. Payments on Early Termination. Second Method and Loss.

Tax Representations. None.

(m) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND CS HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF CS OR ITS AFFILIATES OR COUNTERPARTY OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(n) Governing Law. THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(o) Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

(p) Role of Agent. Credit Suisse Securities (USA) LLC in its capacity as Agent will be responsible for (A) effecting the Transaction, (B) issuing all required confirmations and statements to CS and Counterparty, (C) maintaining books and records relating to the Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with the Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i)

Agent is acting in connection with the Transaction solely in its capacity as Agent for CS and Counterparty pursuant to instructions from CS and Counterparty. Agent shall have no responsibility or personal liability to CS or Counterparty arising from any failure by CS or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by CS or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral, except, in each case, for its gross negligence, bad faith or willful misconduct. Each of CS and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of the Transaction, and CS agrees that it shall be liable to Counterparty for any and all actions of Agent. Agent shall otherwise have no liability in respect of the Transaction, except for its gross negligence, bad faith or willful misconduct in performing its duties as Agent.

(ii)	Any and all notices, demands, or communications of any kind relating to the Transaction between CS and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Facsimile No.: (212) 325 8175

Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications:

Facsimile No.: (212) 325 8173

Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(iii)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to CS and Counterparty upon written request.

(iv)	The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v)	CS and Counterparty each represents and agrees (A) that the Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into the Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi)	CS is regulated by The Securities and Futures Authority and has entered into the Transaction as principal. The time at which the Transaction was executed will be notified to Counterparty (through the Agent) on request.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by CS) correctly sets forth the terms of the agreement between CS and Counterparty, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8173.

Yours faithfully,

CREDIT SUISSE INTERNATIONAL

By:	/s/ Shui Wong
Name: Shui Wong
Title: Authorized Signatory

By:	/s/ Louis J. Impellizeri
Name: Louis J. Impellizeri
Title: Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Shui Wong
Name: Shui Wong
Title: Vice President

Agreed and Accepted By:

ATP OIL AND GAS CORPORATION

By:	/s/ Al Reese, Jr.
Name: Al Reese, Jr.
Title: CFO

ANNEX A

Component	Number of Options	Expiration Date
1	351,914	3-Sep-2014
2	351,914	4-Sep-2014
3	351,914	5-Sep-2014
4	351,914	8-Sep-2014
5	351,914	9-Sep-2014
6	351,914	10-Sep-2014
7	351,914	11-Sep-2014
8	351,914	12-Sep-2014
9	351,914	15-Sep-2014
10	351,914	16-Sep-2014
11	351,914	17-Sep-2014
12	351,914	18-Sep-2014
13	351,914	19-Sep-2014
14	351,914	22-Sep-2014
15	351,914	23-Sep-2014
16	351,914	24-Sep-2014
17	351,914	25-Sep-2014
18	351,914	26-Sep-2014
19	351,914	29-Sep-2014
20	351,914	30-Sep-2014
21	351,914	1-Oct-2014
22	351,914	2-Oct-2014
23	351,914	3-Oct-2014
24	351,914	6-Oct-2014
25	351,914	7-Oct-2014
26	351,914	8-Oct-2014
27	351,914	9-Oct-2014
28	351,914	10-Oct-2014
29	351,914	13-Oct-2014
30	351,914	14-Oct-2014
31	351,914	15-Oct-2014
32	351,914	16-Oct-2014
33	351,914	17-Oct-2014
34	351,914	20-Oct-2014
35	351,914	21-Oct-2014
36	351,914	22-Oct-2014
37	351,914	23-Oct-2014
38	351,914	24-Oct-2014
39	351,914	27-Oct-2014
40	351,917	28-Oct-2014

A-1